Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form S-4 No. 333-213454) pertaining to the Linear Technology Corporation 2005 Equity Incentive Plan and the Analog Devices, Inc. Amended and Restated 2010 Equity Incentive Plan of our reports dated November 22, 2016, with respect to the consolidated financial statements and schedule of Analog Devices, Inc. and the effectiveness of internal control over financial reporting of Analog Devices, Inc. included in its Annual Report (Form 10-K) for the year ended October 29, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 14, 2017